EXHIBIT 99.4

CAMBRIDGE HEART, INC.

Nonstatutory Stock Option Agreement

Granted Outside 2001 Stock Incentive Plan

1.	Grant of Option.

This agreement evidences the grant by Cambridge Heart, Inc., a Delaware corporation (the “Company”), on December 18, 2006 (the “Grant Date”) to Laurence Blumberg, M.D. (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein, 700,000 shares (the “Shares”) of common stock, $.001 par value per share, of the Company (“Common Stock”) at $3.26 per Share (the “Option”). The first 200,000 Shares covered by this Option shall be referred to herein as the “Time-Based Stock Option” and the remaining 500,000 Shares covered by this Option shall be referred to herein as the “Performance Stock Option”. Unless earlier terminated, this Option shall expire on December 18, 2016 (the “Final Exercise Date”).

This Option is granted in accordance with that certain Consulting Agreement between the Company and the Participant effective as of December 18, 2006 (the “Consulting Agreement”) and outside of the Company’s equity incentive plans as a stand-alone award. The Option shall nevertheless be subject to the terms of the Company’s 2001 Stock Incentive Plan (the “Plan”), as amended from time to time, as if it had been granted thereunder. A copy of the Plan is attached hereto and is incorporated herein in its entirety by reference.

It is intended that the Option evidenced by this agreement shall be a “Nonstatutory Stock Option” as defined in the Plan. Except as otherwise indicated by the context, the term “Participant,” as used in this Option, shall be deemed to include any person who acquires the right to exercise this Option validly under its terms.

2.	Vesting Schedule.

The Time-Based Stock Option shall become exercisable (“vest”) in three equal annual installments, beginning on December 18, 2007. The Performance Stock Option shall become exercisable in the event that the closing price for shares of Common Stock as reported on the OTC Bulletin Board (or, in the event the Common Stock is not reported on the OTC Bulletin Board, on any securities exchange or automated quotation system on which the Common Stock is then listed or quoted, or in the event the Common Stock is not listed or quoted on any securities exchange or automated quotation system, as determined by the Board of Directors of the Company in its reasonable discretion) exceeds $6.60 per share (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock) for a period of 30 consecutive trading days prior to December 31, 2011.

The right to exercise the Option shall be cumulative so that to the extent the Option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of the Option under Section 3 hereof or the Plan.

3.	Exercise of Option.

(a) Form of Exercise. Each election to exercise this Option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this Option may be for any fractional share.

(b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, the Option may not be exercised unless the Participant, at the time he or she exercises the Option is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”).

(c) Termination of Relationship with Company. Except as provided in paragraph (e) below, the Option shall terminate immediately upon the termination of the Participant’s affiliation with the Company (which for purposes of this Agreement shall mean the termination of the Participant’s services to the Company whether as a director, consultant or employee). The foregoing sentence shall not apply in the event that the Participant’s services to the Company terminate solely as a result of (1) the removal of the Participant as a director of the Company by the Board of Directors without cause, (2) the determination of the Board of Directors not to nominate the Participant to be re-elected to the Board of Directors (unless such determination is for cause), or (3) the failure of the stockholders to re-elect the Participant to the Board of Directors upon nomination for re-election by the Board of Directors. Notwithstanding anything to the contrary contained herein, in the event that the Participant’s affiliation with the Company is terminated due to his removal from the Board of Directors for “cause” (as defined in the Consulting Agreement) or from his engagement under the Consulting Agreement for “cause” (as defined in the Consulting Agreement), the Option shall terminate immediately.

(d) Change in Control. In the event that a Change in Control (as defined below) occurs prior to December 31, 2011, the Performance Stock Option shall become exercisable in full as of the Change in Control Date (as defined below). “Change in Control Date” means the first date on which a Change in Control occurs. “Change in Control” means an event or occurrence set forth in any one or more of subsections (i) through (iii) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Acquiring Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Acquiring Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (A) the then-outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(ii) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (A) who was a member of the Board on the date of the execution of this Agreement or (B) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; or

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of Common Stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively.

(e) Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Option has not previously terminated under paragraph (c) above, this Option shall be exercisable within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this Option shall be exercisable only to the extent that this Option was exercisable by the Participant on the date of his or her death or disability, and further provided that this Option shall not be exercisable after the Final Exercise Date.

4.	Withholding.

No Shares will be issued pursuant to the exercise of this Option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

5.	Nontransferability of Option.

This Option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this Option shall be exercisable only by the Participant.

IN WITNESS WHEREOF, the Company has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

CAMBRIDGE HEART, INC.

Dated:	By:
Name: Robert Khederian Title: Chief Executive Officer

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s 2001 Stock Incentive Plan.

PARTICIPANT:

Date:

Address:

NOTICE OF STOCK OPTION EXERCISE

Date:

Cambridge Heart, Inc.

1 Oak Park Drive

Bedford, MA 01730

Attention: Treasurer

Dear Sir or Madam:

I am the holder of a Nonstatutory Stock Option granted to me on December 18, 2006 for the purchase of 700,000 shares of Common Stock of the Company at a purchase price of $3.26 per share.

I hereby exercise my option to purchase                      shares of Common Stock (the “Shares”), for which I have enclosed                      in the amount of                     . Please register my stock certificate as follows:

Name(s):

Address:

Tax I.D. #:

Very truly yours,

(Signature)

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